Exhibit 21

SUBSIDIARIES OF INTERFACE, INC.

Subsidiary (1)	Jurisdiction of Organization
FLOR, Inc.	Georgia (USA)
Interface Americas Holdings, LLC(2)	Georgia (USA)
Interface Americas, Inc.	Georgia (USA)
Interface Asia-Pacific (HK) Ltd.	Hong Kong
Interface Aust. Holdings Pty Limited	Australia
Interface Aust. Pty Limited	Australia
Interface Eurasia Enterprises S.à r.l. (3)	Luxembourg
Interface Eurasia Holdings S.à r.l.	Luxembourg
Interface Europe B.V.(4)	Netherlands
Interface Europe Holding B.V.(5)	Netherlands
Interface Europe Investment B.V.	Netherlands
Interface Europe, Ltd.(6)	England and Wales
Interface Hong Kong Ltd.	Hong Kong
Interface International B.V.	Netherlands
Interface Leasing, Inc.	Georgia (USA)
Interface Massachusetts Holdings, Inc.	Delaware (USA)
Interface Modular Carpet (China) Co. Ltd.	China
Interface North Carolina Holdings, Inc.	North Carolina (USA)
Interface Overseas Holdings, Inc.	Georgia (USA)
Interface Real Estate Holdings, LLC	Georgia (USA)
Interface Singapore Pte. Ltd.	Singapore
Interface Yarns, Inc.	Georgia (USA)
InterfaceFLOR Canada, Inc.	Canada
InterfaceFLOR, LLC	Georgia (USA)
InterfaceFLOR (Thailand) Co., Ltd.	Thailand
InterfaceSERVICES, Inc.	Georgia (USA)
Re:Source Americas Enterprises, Inc.	Georgia (USA)

(1)

The names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary”, have been omitted. The names of consolidated wholly-owned multiple subsidiaries carrying on the same line of business have been omitted where the name of the immediate parent, the line of business, the number of omitted subsidiaries operating in the United States and the number operating in foreign countries have been given.

(2)

Interface Americas Holdings, LLC is the parent of five direct subsidiaries organized and operating in the United States, of which four are in the floorcovering products/services business (FLOR, Inc., Interface Americas, Inc., InterfaceFLOR, LLC and Re:Source Americas Enterprises, Inc.).  Interface Americas Holdings, LLC is also the parent of one direct subsidiary organized in Georgia (Interface Real Estate Holdings, LLC) and two direct subsidiaries organized and operating outside of the United States in the floorcovering products/services business.

(3)

Interface Eurasia Enterprises S.à r.l. is the parent of five direct subsidiaries organized and operating in the Netherlands (Interface Europe B.V. and Interface Europe Investment B.V.), Thailand (Interface Holdings Co., Ltd.), Singapore (Interface Singapore Pte. Ltd.), and Hong Kong (Interface Asia-Pacific (HK) Ltd.).

(4)

Interface Europe B.V. is the parent of four direct subsidiaries organized and operating outside of the United States (including Interface Europe Holding B.V., Interface Aust. Holdings Pty Limited and Interface Hong Kong Ltd.) in the floorcovering products/services business.

(5)

Interface Europe Holding B.V. is the parent of nine direct subsidiaries organized and operating in the Netherlands, and eleven direct subsidiaries organized and operating in other countries outside of the United States, in the floorcovering products/services business.

(6)

Interface Europe, Ltd. is the parent of eleven direct subsidiaries organized and operating in England and Wales, and one direct subsidiary organized and operating in Ireland, in the floorcovering products/services business.